THIRD AMENDED AND RESTATED ESCROW AGREEMENT

CommerceWest Bank, N.A.
2111 Business Center Drive
Irvine, California 92612

Re: Grubb & Ellis Healthcare REIT II, Inc.

Ladies and Gentlemen:

GRUBB & ELLIS HEALTHCARE REIT II, INC., a Maryland corporation (the “Company”), will issue in a public offering (the “Offering”) shares of its common stock (the “Stock”) pursuant to a registration statement on Form S-11 filed by the Company with the Securities and Exchange Commission. GRUBB & ELLIS SECURITIES, INC., a California corporation (the “Dealer Manager”), will act as dealer manager for the offering of the Stock. The Company is entering into this Third Amended and Restated Escrow Agreement (the “Agreement”) to set forth the terms on which CommerceWest Bank, N.A. (the “Escrow Agent”) will, except as otherwise provided herein, hold and disburse the proceeds from subscriptions for the purchase of the Stock in the Offering until such time as (i) in the case of subscriptions received from all nonaffiliates of the Company, other than from residents of Tennessee, Ohio and Pennsylvania, the Company has received subscriptions for Stock resulting in a total of 200,000 shares of common stock sold in the Offering (the “Required Capital”); (ii) in the case of subscriptions received from residents of Tennessee (“Tennessee Subscribers”), the Company has received subscriptions for Stock from nonaffiliates of the Company resulting in a total of 1,000,000 shares of common stock sold in the Offering (the “Tennessee Required Capital”); (iii) in the case of subscriptions received from residents of Ohio (“Ohio Subscribers”), the Company has received subscriptions for Stock from nonaffiliates of the Company resulting in a total of 2,000,000 shares of common stock sold in the Offering (the “Ohio Required Capital”); and (iv) in the case of subscriptions received from residents of Pennsylvania (“Pennsylvania Subscribers”), the Company has received subscriptions for Stock from nonaffiliates of the Company resulting in a total of 16,425,000 shares of common stock sold in the Offering (the “Pennsylvania Required Capital”).

This Agreement amends, restates and replaces in full that certain Second Amended and Restated Escrow Agreement, dated as of October 26, 2009, by and between the Company, the Dealer Manager and the Escrow Agent, which itself amended, restated and replaced in full that certain Amended and Restated Escrow Agreement, dated as of August 3, 2009, by and between the Company, the Dealer Manager and the Escrow Agent, which itself amended, restated and replaced in full that certain Escrow Agreement, dated as of June 22, 2009, by and between the Company, the Dealer Manager and the Escrow Agent. The Company hereby appoints CommerceWest Bank, N.A. as Escrow Agent for purposes of holding the proceeds from the subscriptions for the Stock, on the terms and conditions hereinafter set forth:

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1. Until such time as the Company has received subscriptions for Stock resulting in total minimum capital raised equal to the Required Capital and such funds are disbursed from the Escrow Account (as defined below) in accordance with paragraph 3(a) hereof, persons subscribing to purchase the Stock (the “Subscribers”) will be instructed by the Dealer Manager or any soliciting dealers to remit the purchase price in the form of checks, drafts, wires, Automated Clearing House (ACH) or money orders (hereinafter, the “instrument of payment”), payable to the order of “CommerceWest Bank, N.A., Agent for Grubb & Ellis Healthcare REIT II, Inc.” After subscriptions are received resulting in total minimum capital raised equal to the Required Capital and such funds are disbursed from the Escrow Account in accordance with paragraph 3(a) hereof, subscriptions shall continue to be so submitted and paid for by delivering a check for the full purchase price made payable to “Grubb & Ellis Healthcare REIT II, Inc.”; provided, however, that Tennessee Subscribers, Ohio Subscribers and Pennsylvania Subscribers shall continue to make checks payable to the order of “CommerceWest Bank, N.A., Agent for Grubb & Ellis Healthcare REIT II, Inc.” until subscriptions are received resulting in total minimum capital raised equal to the Tennessee Required Capital, the Ohio Required Capital or the Pennsylvania Required Capital, as applicable, and such funds are disbursed from the Tennessee Escrow Account (as defined below), the Ohio Escrow Account (as defined below) or the Pennsylvania Escrow Account (as defined below), as applicable, in accordance with paragraph 3(a) hereof. Within one (1) business day after receipt of an instrument of payment from the Offering, the Dealer Manager, the Company or their respective agents will (a) send to the Escrow Agent a copy of the relevant part of each Subscriber’s subscription agreement showing the Subscriber’s name, address, tax identification number (Substitute IRS Form W-9), number of shares purchased, and purchase price remitted, and (b) deposit the instrument of payment from such Subscribers using the Escrow Agent’s electronic facilities, into an interest-bearing deposit account entitled “Escrow Account for the Benefit of Subscribers for Common Stock of Grubb & Ellis Healthcare REIT II, Inc.” (the “Escrow Account”), until such Escrow Account has closed pursuant to paragraph 3(a) hereof; provided, however, that instruments of payment received from Tennessee Subscribers (as identified as such by the Company) shall be accounted for separately in a subaccount entitled “Escrow Account for the Benefit of Tennessee Subscribers for Common Stock of Grubb & Ellis Healthcare REIT II, Inc.” (the “Tennessee Escrow Account”), until such Tennessee Escrow Account has closed pursuant to paragraph 3(a) hereof; provided, further, that instruments of payment received from Ohio Subscribers (as identified as such by the Company) shall be accounted for separately in a subaccount entitled “Escrow Account for the Benefit of Ohio Subscribers for Common Stock of Grubb & Ellis Healthcare REIT II, Inc.” (the “Ohio Escrow Account”), until such Ohio Escrow Account has closed pursuant to paragraph 3(a) hereof; and provided, further, that instruments of payment received from Pennsylvania Subscribers (as identified as such by the Company) shall be accounted for separately in a subaccount entitled “Escrow Account for the Benefit of Pennsylvania Subscribers for Common Stock of Grubb & Ellis Healthcare REIT II, Inc.” (the “Pennsylvania Escrow Account”), until such Pennsylvania Escrow Account has closed pursuant to paragraph 3(a) hereof. Each of the Escrow Account, the Tennessee Escrow Account, the Ohio Escrow Account and the Pennsylvania Escrow Account will be established and maintained in such a way as to permit the interest income calculations described in paragraph 7. The Company shall, and shall cause its agents to, cooperate with the Escrow Agent in separately accounting for Tennessee, Ohio and Pennsylvania subscription proceeds in the Tennessee Escrow Account, the Ohio Escrow Account and the Pennsylvania Escrow Account, as applicable, and the Escrow Agent shall be entitled to rely upon information provided by the Company or its agents in this regard.

2. The Escrow Agent agrees to promptly process for collection the instrument of payment upon deposit into the Escrow Account, the Tennessee Escrow Account, the Ohio Escrow Account or the Pennsylvania Escrow Account, as applicable. Deposits shall be held in the Escrow Account, the Tennessee Escrow Account, the Ohio Escrow Account and the Pennsylvania Escrow Account, as applicable, until such funds are disbursed in accordance with paragraph 3 hereof. Prior to disbursement of the funds deposited in the Escrow Account, the Tennessee Escrow Account, the Ohio Escrow Account or the Pennsylvania Escrow Account, such funds shall not be subject to claims by creditors of the Company, the Dealer Manager, any soliciting dealer or any of their respective affiliates. If the instrument of payment is returned to the Escrow Agent for nonpayment prior to receipt of the Required Capital or, in connection with subscriptions from Tennessee Subscribers, the Tennessee Required Capital, or, in connection with subscriptions from Ohio Subscribers, the Ohio Required Capital, or, in connection with subscriptions from Pennsylvania Subscribers, the Pennsylvania Required Capital, the Escrow Agent shall promptly notify the Dealer Manager and the Company in writing via mail, email or facsimile of such nonpayment, and is authorized to debit the Escrow Account, the Tennessee Escrow Account, the Ohio Escrow Account or the Pennsylvania Escrow Account, as applicable, in the amount of such returned payment as well as any interest earned on the amount of such payment.

3. (a) Subject to the provisions of subparagraphs 3(b)-3(f) below,

(i) Once the collected funds in the Escrow Account are an amount equal to or greater than the Required Capital, the Escrow Agent shall, upon receiving written instruction from the Dealer Manager or the Company, (A) disburse to the Company, by check, ACH or wire transfer, the funds in the Escrow Account representing the gross purchase price for the Stock, and (B) within five business days after the first business day of the succeeding month, disburse to the Subscribers or the Company, as applicable, any interest thereon pursuant to the provisions of subparagraph 3(f). After such time the Escrow Account shall remain open and the Dealer Manager or Company shall continue to cause subscriptions for the Stock that are not to be deposited in the Tennessee Escrow Account, the Ohio Escrow Account or the Pennsylvania Escrow Account to be deposited therein until the Company informs the Escrow Agent in writing to close the Escrow Account. For purposes of this Agreement, the term “collected funds” shall mean all funds received by the Escrow Agent that have cleared normal banking channels and are in the form of cash or cash equivalent. After the satisfaction of the aforementioned provisions of this paragraph 3(a)(i), in the event the Company receives subscriptions made payable to the Escrow Agent (other than subscriptions that are to be deposited in the Tennessee Escrow Account, the Ohio Escrow Account or the Pennsylvania Escrow Account), subscription proceeds may continue to be received in this account generally, but to the extent such proceeds shall not be subject to escrow due to the satisfaction of the aforementioned provisions of this paragraph 3(a)(i), such proceeds are not subject to this Agreement and at the instruction of the Dealer Manager or the Company to the Escrow Agent shall be transferred from the Escrow Account to the Company.

(ii) Regardless of any release of funds from, or the closing of, the Escrow Account, the Company, the Dealer Manager and soliciting dealers shall continue to forward instruments of payment received from Tennessee Subscribers for deposit into the Tennessee Escrow Account to the Escrow Agent until such time as Dealer Manager or the Company notifies the Escrow Agent in writing that total subscription proceeds (including the amount then in the Tennessee Escrow Account) equal or exceed the Tennessee Required Capital. Upon the receipt by the Escrow Agent of such notice, the Escrow Agent shall (A) disburse to the Company, by check, ACH or wire transfer, the funds in the Tennessee Escrow Account representing the gross purchase price for the Stock, and (B) within five business days after the first business day of the succeeding month, disburse to the Tennessee Subscribers or the Company, as applicable, any interest thereon pursuant to the provisions of subparagraph 3(f). Following such disbursements, the Escrow Agent shall close the Tennessee Escrow Account, and thereafter any instruments of payment received by the Escrow Agent from Tennessee Subscribers shall not be subject to this Third Amended and Restated Escrow Agreement and shall be deposited directly into the Escrow Account (or to the Company, if it has closed the Escrow Account, as instructed in writing by the Company pursuant to subparagraph 3(a)(i) above).

(iii) Regardless of any release of funds from, or the closing of, the Escrow Account or the Tennessee Escrow Account, the Company, the Dealer Manager and soliciting dealers shall continue to forward instruments of payment received from Ohio Subscribers for deposit into the Ohio Escrow Account to the Escrow Agent until such time as Dealer Manager or the Company notifies the Escrow Agent in writing that total subscription proceeds (including the amount then in the Ohio Escrow Account) equal or exceed the Ohio Required Capital. Upon the receipt by the Escrow Agent of such notice, the Escrow Agent shall (A) disburse to the Company, by check, ACH or wire transfer, the funds in the Ohio Escrow Account representing the gross purchase price for the Stock, and (B) within five business days after the first business day of the succeeding month, disburse to the Ohio Subscribers or the Company, as applicable, any interest thereon pursuant to the provisions of subparagraph 3(f). Following such disbursements, the Escrow Agent shall close the Ohio Escrow Account, and thereafter any instruments of payment received by the Escrow Agent from Ohio Subscribers shall not be subject to this Third Amended and Restated Escrow Agreement and shall be deposited directly into the Escrow Account (or to the Company, if it has closed the Escrow Account, as instructed in writing by the Company pursuant to subparagraph 3(a)(i) above).

(iv) Regardless of any release of funds from, or the closing of, the Escrow Account, the Tennessee Escrow Account or the Ohio Escrow Account, the Company, the Dealer Manager and soliciting dealers shall continue to forward instruments of payment received from Pennsylvania Subscribers for deposit into the Pennsylvania Escrow Account to the Escrow Agent until such time as Dealer Manager or the Company notifies the Escrow Agent in writing that total subscription proceeds (including the amount then in the Pennsylvania Escrow Account) equal or exceed the Pennsylvania Required Capital. Upon the receipt by the Escrow Agent of such notice, the Escrow Agent shall (A) disburse to the Company, by check, ACH or wire transfer, the funds in the Pennsylvania Escrow Account representing the gross purchase price for the Stock, and (B) within five business days after the first business day of the succeeding month, disburse to the Pennsylvania Subscribers or the Company, as applicable, any interest thereon pursuant to the provisions of subparagraph 3(f). Following such disbursements, the Escrow Agent shall close the Pennsylvania Escrow Account, and thereafter any instruments of payment received by the Escrow Agent from Pennsylvania Subscribers shall not be subject to this Third Amended and Restated Escrow Agreement and shall be deposited directly into the Escrow Account (or to the Company, if it has closed the Escrow Account, as instructed in writing by the Company pursuant to subparagraph 3(a)(i) above).

(b) Within four business days of the close of business on the date that is one year following commencement of the Offering (the “Expiration Date”), the Escrow Agent shall promptly notify the Company if it is not in receipt of evidence of deposits for the purchase of Stock providing for aggregate offering proceeds that equal or exceed the Required Capital (from all sources but exclusive of any funds received from subscriptions for Stock from entities which the Company has notified the Escrow Agent are affiliated with the Company). Within ten days following the date of such notice, the Escrow Agent shall promptly return directly to each Subscriber the collected funds deposited in the Escrow Account, the Tennessee Escrow Account, the Ohio Escrow Account and the Pennsylvania Escrow Account on behalf of such Subscriber, or shall return the instrument of payment delivered, but not yet processed for collection prior to such time, in either case, together with interest income (which interest shall be paid within five business days after the first business day of the succeeding month) in the amounts calculated pursuant to paragraph 7 for each Subscriber at the address provided by the Dealer Manager or the Company to the Escrow Agent, which the Escrow Agent shall be entitled to rely upon. However, the Escrow Agent shall not be required to remit any payments until the Escrow Agent has collected funds represented by such payments.

(c) Notwithstanding subparagraphs 3(a) and 3(b) above, if on or before the close of business on such date that is 120 days after a Pennsylvania Subscriber’s subscription for Stock received by the Company (with respect to each Pennsylvania Subscriber, the “Initial Escrow Period”) (such subscription date shall be promptly provided to the Escrow Agent by the Company after each subscription for Stock received by the Company from a Pennsylvania Subscriber), the Escrow Agent is not in receipt of instruments of payment dated not later than that date from nonaffiliated sources in an amount that, when added to the total subscription proceeds (excluding the amount in the Pennsylvania Escrow Account) as of such date, equals or exceeds the Pennsylvania Required Capital, the Company or the Dealer Manager shall send to the applicable Pennsylvania Subscriber within ten (10) calendar days after the end of such Pennsylvania Subscriber’s Initial Escrow Period a notification in the form of Exhibit C. If, pursuant to such notification, the applicable Pennsylvania Subscriber requests the return of his or her subscription funds within ten (10) calendar days after receipt of the notification (the “Request Period”), the Company or the Dealer Manager shall notify the Escrow Agent of such request by the close of business on the next business day after receipt of the request from such Pennsylvania Subscriber. Within fifteen (15) calendar days after receipt of notice of such request from the Company or the Dealer Manager, the Escrow Agent shall deliver directly to the applicable Pennsylvania Subscriber the collected funds from instruments of payment deposited in the Pennsylvania Escrow Account on behalf of such Pennsylvania Subscriber, together with interest income in the amount calculated pursuant to paragraph 7. However, the Escrow Agent shall not be required to remit such payments until the Escrow Agent has collected funds represented by such payments.

(d) The subscription funds of each Pennsylvania Subscriber who does not request the return of their subscription funds within the Request Period shall remain in the Pennsylvania Escrow Account for successive 120-day escrow periods (with respect to each Pennsylvania Subscriber, a “Successive Escrow Period”), each commencing automatically upon the termination of the respective Pennsylvania Subscriber’s Initial Escrow Period or prior Successive Escrow Period, as applicable, and the Company and the Escrow Agent shall follow the notification and payment procedure set forth in paragraph 3(c) above with respect to the Initial Escrow Period for each Pennsylvania Subscriber’s Successive Escrow Period until the occurrence of the earliest of (i) such time as the Dealer Manager or the Company notifies the Escrow Agent in writing pursuant to paragraph 3(a)(iv) that total subscription proceeds (including the amount then in the Pennsylvania Escrow Account) equal or exceed the Pennsylvania Required Capital and the disbursement of the Pennsylvania Escrow Account on the terms specified herein, or (ii) all funds held in the Pennsylvania Escrow Account having been returned to the Pennsylvania Subscribers in accordance with the provisions hereof.

(e) If the Company rejects any subscription for which the Escrow Agent has collected funds, the Escrow Agent shall, upon the written request of the Dealer Manager or the Company, promptly issue a refund to the rejected Subscriber at the address provided by the Dealer Manager or the Company, which the Escrow Agent shall be entitled to rely upon. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the Subscriber’s check for collection, the Escrow Agent shall promptly return the funds in the amount of the Subscriber’s check to the rejected Subscriber, at the address provided by the Dealer Manager or the Company or their respective agents, which the Escrow Agent shall be entitled to rely upon, after such funds have been collected.

(f) At any time after funds are disbursed upon the Company’s acceptance of subscriptions pursuant to subparagraph 3(a) above on the fifth business day following the first business day of the next succeeding month following the date of such acceptance, the Escrow Agent shall promptly provide directly to each Subscriber the amount of the interest payable to the Subscribers. However, the Escrow Agent shall not be required to remit any payments until the Escrow Agent has collected funds represented by such payments. The forgoing notwithstanding, interest, if any, earned on accepted subscription proceeds will be payable to a Subscriber only if the Subscriber’s funds have been held in escrow by the Escrow Agent for at least 35 days; interest, if any, earned on accepted subscription proceeds of Subscribers’ funds held less than 35 days will be payable to the Company.

In the event that the instrument of payment is returned for nonpayment, the Escrow Agent is authorized to debit the Escrow Account, the Tennessee Escrow Account, the Ohio Escrow Account or the Pennsylvania Escrow Account, as applicable, in accordance with paragraph 2 hereof.

4. The Escrow Agent shall provide the Dealer Manager and the Company with electronic access to view the account balance and account activity in the Escrow Account, the Tennessee Escrow Account, the Ohio Escrow Account and the Pennsylvania Escrow Account and shall provide the Company printed monthly statements (or more frequently as reasonably requested by the Company) on the account balance in each of the Escrow Account, the Tennessee Escrow Account, the Ohio Escrow Account and the Pennsylvania Escrow Account, and the activity in such accounts since the last report.

5. Prior to the disbursement of funds deposited in the Escrow Account, the Tennessee Escrow Account, the Ohio Escrow Account or the Pennsylvania Escrow Account in accordance with the provisions of paragraph 3 hereof, the Escrow Agent shall invest all of the funds deposited as well as earnings and interest derived therefrom in the Escrow Account, the Tennessee Escrow Account, the Ohio Escrow Account or the Pennsylvania Escrow Account, as applicable, in the “Short-Term Investments” specified below at the written direction of the Company, unless the costs to the Company for the making of such investment are reasonably expected to exceed the anticipated interest earnings from such investment in which case the funds and interest thereon shall remain in the respective escrow account until the balance in the respective escrow account reaches the minimum amount necessary for the anticipated interest earnings from such investment to exceed the costs to the Company for the making of such investment, as determined by the Company based upon applicable interest rates.

“Short-Term Investments” include obligations of, or obligations guaranteed by, the United States government or bank money-market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation (including certificates of deposit of any bank acting as a depository or custodian for any such funds) which mature on or before the Expiration Date, unless such instrument cannot be readily sold or otherwise disposed of for cash by the Expiration Date without any dissipation of the offering proceeds invested. Without limiting the generality of the foregoing, Exhibit A hereto sets forth specific Short-Term Investments that shall be deemed permissible investments hereunder.

The following securities are not permissible investments:

(a) money market funds;
(b) corporate equity or debt securities;
(c) repurchase agreements;
(d) bankers’ acceptances;
(e) commercial paper; and
(f) municipal securities.

It is hereby expressly agreed and stipulated by the parties hereto that the Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the parties hereto. It is the intention of the parties hereto that the Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

6. The Escrow Agent is entitled to rely upon written instructions received from the Company or the Dealer Manager or their respective agents, unless the Escrow Agent has actual knowledge that such instructions are not valid or genuine; provided that, if in the Escrow Agent’s opinion, any instructions from the Company or the Dealer Manager or their respective agents are unclear, the Escrow Agent may request clarification from the Company or the Dealer Manager or their respective agents, as applicable, prior to taking any action, and if such instructions continue to be unclear, the Escrow Agent may rely upon written instructions from the Company’s legal counsel in distributing or continuing to hold any funds. However, the Escrow Agent shall not be required to disburse any funds attributable to the instrument of payment that have not been processed for collection, until such funds are collected and then shall disburse such funds in compliance with the disbursement instructions from the Company or the Dealer Manager or their respective agents.

7. If the Offering terminates prior to receipt of the Required Capital or, with respect to Tennessee Subscribers, Ohio Subscribers and Pennsylvania Subscribers, the Tennessee Required Capital, the Ohio Required Capital or the Pennsylvania Required Capital, as applicable, interest income earned on subscription proceeds deposited in the Escrow Account (the “Escrow Income”), the Tennessee Escrow Account (the “Tennessee Escrow Income”), the Ohio Escrow Account (the “Ohio Escrow Income”) or the Pennsylvania Escrow Account (the “Pennsylvania Escrow Income”), shall be remitted to Subscribers to the address provided by the Dealer Manager or the Company to the Escrow Agent, which the Escrow Agent shall be entitled to rely upon, or to the Company if the applicable Subscriber’s funds have been held in escrow by the Escrow Agent for less than 35 days, in accordance with paragraph 3 and without any deductions for escrow expenses. The Company shall reimburse the Escrow Agent for all escrow expenses. If the Escrow Agent remits interest income pursuant to this Agreement, the Escrow Agent shall be responsible for any necessary federal tax reporting associated with such income; provided, however, that the Escrow Agent shall not be responsible for any other tax reporting associated with this Agreement. The Escrow Agent shall remit all such Escrow Income, Tennessee Escrow Income, Ohio Escrow Income and Pennsylvania Escrow Income in accordance with paragraph 3. If the Company chooses to leave the Escrow Account open after receiving the Required Capital then it shall make regular acceptances of subscriptions therein, but no less frequently than monthly, and the Escrow Income from the last such acceptance shall be calculated and remitted to the Subscribers or the Company, as applicable, pursuant to the provisions of paragraph 3(f).

8. The Escrow Agent shall receive compensation from the Company as set forth in Exhibit B attached hereto, which such Exhibit B is hereby incorporated by reference.

9. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for willful misconduct, breach of trust, or gross negligence. Accordingly, the Escrow Agent shall not incur any such liability with respect to any action taken or omitted (a) in good faith upon advice of the Escrow Agent’s counsel given with respect to any questions relating to the Escrow Agent duties and responsibilities under this Agreement, or (b) in reliance upon any instrument, including any written instrument or instruction provided for in this Agreement, not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform to the provisions of this Agreement.

10. The Company and the Dealer Manager hereby agree to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable attorneys’ fees and disbursements, that may be imposed on or incurred by the Escrow Agent in connection with acceptance of appointment as the Escrow Agent hereunder, or the performance of the duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, except where such losses, claims, damages, liabilities, and expenses result from willful misconduct, breach of trust, or gross negligence on the part of the Escrow Agent. Venue for any action or litigation arising between or among the Company and/or Dealer Manager on one hand and the Escrow Agent on the other hand involving the subject matter hereof shall lie exclusively in Orange County, California.

11. In the event of a dispute between the parties hereto sufficient in the Escrow Agent’s discretion to justify doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under this Agreement, together with such legal pleadings as deemed appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. In the event of any uncertainty as to the duties hereunder, the Escrow Agent may refuse to act under the provisions of this Agreement pending order of a court of competent jurisdiction and shall have no liability to the Company or to any other person as a result of such action. Any such legal action may be brought in such court, as the Escrow Agent shall determine to have jurisdiction thereof. The filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation earned prior to such filing.

12. All communications and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service or when received via telecopy or other electronic transmission, in all cases addressed to the person for whom it is intended at such person’s address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this paragraph:

(a) if to the Company:

Grubb & Ellis Healthcare REIT II, Inc.
1551 N. Tustin Avenue, Suite 300
Santa Ana, California 92705
Attention: Jeffrey T. Hanson

(b) if to the Dealer Manager:

Grubb & Ellis Securities, Inc.
1551 N. Tustin Avenue, Suite 300
Santa Ana, CA 92705
Facsimile No.: (866) 508-4705
Attention: Charles Huang, COO and CCO

(c) if to the Escrow Agent:

CommerceWest Bank, N.A.
2111 Business Center Drive
Irvine, California 92612
Attention: Marshell Montgomery

With copy to:

CommerceWest Bank, N.A.
1611 Pomona Rd.
Corona, California 92880
Attention: Warren Manogue

Each party hereto may, from time to time, change the address to which notices to it are to be delivered or mailed hereunder by notice in accordance herewith to the other parties.

13. This Agreement shall be governed by the laws of the State of California as to both interpretation and performance without regard to the conflict of laws rules thereof.

14. The provisions of this Agreement shall be binding upon the legal representatives, successors, and assigns of the parties hereto.

15. The Company and the Dealer Manager hereby acknowledge that CommerceWest Bank, N.A. is serving as Escrow Agent only for the limited purposes herein set forth, and hereby agree that they will not represent or imply that, by serving as Escrow Agent hereunder or otherwise, have investigated the desirability or advisability of investment in the Company or have approved, endorsed, or passed upon the merits of the Stock or the Company, nor shall they use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Stock other than by acknowledgment that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

16. This Agreement and any amendment hereto may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original.

17. In the event that the Dealer Manager receives the instrument of payment after the Required Capital, the Tennessee Required Capital, the Ohio Required Capital or the Pennsylvania Required Capital, as applicable, has been received and the proceeds of the Escrow Account, the Tennessee Escrow Account, the Ohio Escrow Account or the Pennsylvania Escrow Account, as applicable, have been distributed to the Company, the Escrow Agent is hereby authorized to deposit such instrument of payment within one (1) business day to any deposit account as directed by the Company. The application of said funds into a deposit account or to forward such funds directly to the Company, in either case directed by the Company, shall be a full acquittance to the Escrow Agent, who shall not be responsible for the application of said funds thereafter.

18. The Escrow Agent shall be bound only by the terms of this Agreement and shall not be bound by or incur any liability with respect to any other agreements or understanding between any other parties, whether or not the Escrow Agent has knowledge of any such agreements or understandings.

19. Indemnification provisions set forth herein shall survive the termination of this Agreement.

20. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

21. Unless otherwise provided in this Agreement, final termination of this Agreement shall occur on the date that all funds held in the Escrow Account, the Tennessee Escrow Account, the Ohio Escrow Account and the Pennsylvania Escrow Account are distributed either (a) to the Company or to Subscribers and the Company has informed the Escrow Agent in writing to close the Escrow Account pursuant to paragraph 3 hereof or (b) to a successor escrow agent upon written instructions from the Company.

22. Neither the Escrow Agent, nor its agents, shall have responsibility for accepting, rejecting, or approving subscriptions. The Escrow Agent, or its agent, shall complete an OFAC search, in compliance with its policy and procedures, of each subscription check and shall inform the Company if a subscription check fails the OFAC search. The Dealer Manager shall provide a copy of each subscription check in order that the Escrow Agent, or its agent, may perform such OFAC search.

23. This Agreement shall not be modified, revoked, released, or terminated unless reduced to writing and signed by all parties hereto, subject to the following paragraph.

If, at any time, any attempt is made to modify this Agreement in a manner that would increase the duties and responsibilities of the Escrow Agent or to modify this Agreement in any manner which the Escrow Agent shall deem undesirable, or at any other time, the Escrow Agent may resign by providing written notice to the Company and until (a) the acceptance by a successor escrow agent as shall be appointed by the Company; or (b) sixty (60) days after such written notice has been given, whichever occurs sooner, the Escrow Agent’s only remaining obligation shall be to perform its duties hereunder in accordance with the terms of the Agreement.

24. The Escrow Agent may resign at any time from its obligations under this Agreement by providing written notice to the Company. Such resignation shall be effective on the date specified in such notice, which shall be not less than thirty (30) days after such written notice has been given. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent.

25. The Escrow Agent may be removed for cause by the Company by written notice to the Escrow Agent effective on the date specified in such written notice. The removal of the Escrow Agent shall not deprive the Escrow Agent of its compensation earned prior to such removal.

26. The Company shall provide to Escrow Agent any documentation and information reasonably requested by the Escrow Agent for it to comply with the USA Patriot Act of 2001, as amended from time to time.

[Signature page follows]

Agreed to as of the 24th day of November, 2010.

GRUBB & ELLIS HEALTHCARE REIT II, INC.,
a Maryland corporation

By: /s/ Shannon K S Johnson
Name: Shannon K S Johnson
Title: Chief Financial Office
GRUBB & ELLIS SECURITIES, INC.,
a California corporation

By: /s/ Maureen M. Maloney
Name: Maureen M. Maloney
Title: Chief Compliance Officer

The terms and conditions contained above are hereby accepted and agreed to by:

CommerceWest Bank, N.A., as Escrow Agent

By: /s/ Marshell Montgomery
Name: Marshell Montgomery
Title: EVP, Chief Administrative Officer